Exhibit 99.1

Radius Health Announces License and Development Agreement for Abaloparatide-SC with Teijin Limited in Japan

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Teijin granted a right of reference to Radius regulatory data and use of Radius Intellectual Property for development, manufacture and commercialization of abaloparatide-SC for Japan, the largest market globally for bone anabolics.

•	Radius to receive upfront and milestone payments, royalties, and an option for co-promotion.

Waltham, Massachusetts – July 13, 2017 (GLOBE NEWSWIRE): Radius Health, Inc. (“Radius”) (Nasdaq:RDUS), a fully integrated science-driven biopharmaceutical company that is committed to developing and commercializing innovative therapeutics in the areas of osteoporosis, oncology and endocrine diseases, announced today that it has entered into a license and development agreement with Teijin Limited in Japan for abaloparatide-SC. Teijin is developing abaloparatide-SC in Japan under an agreement with Ipsen Pharma S.A.S. and has initiated a phase 3 trial in Japanese patients with osteoporosis.

The collaboration agreement provides Teijin with the right to manufacture abaloparatide-SC for commercial supply in Japan, as well as the right to reference Radius’ NDA and MAA and regulatory data to support its marketing application in Japan and to use Radius intellectual property, and provides Radius with an option to negotiate a co-promotion agreement for abaloparatide-SC in Japan.  Radius will also receive upfront and milestone payments and royalties for the rights granted to Teijin. Teijin is conducting and funding its Japanese phase 3 development program and the parties may further collaborate in the future in new indications for the product. Radius maintains full global rights to its development program for abaloparatide-transdermal (abaloparatide-TD), which is not part of the agreement with Teijin.

“We are extremely pleased to partner with Teijin as they seek to complete their Phase 3 development of abaloparatide-SC and pursue regulatory approval in Japan,” said Robert

E. Ward, President and CEO of Radius Health.  “As Japan represents the largest anabolic market in the world, our partnership with Teijin is an important step in expanding the value of the abaloparatide franchise globally.”

About Radius

Radius is a science-driven fully integrated biopharmaceutical company that is committed to developing and commercializing innovative therapeutics in the areas of osteoporosis, oncology and endocrine diseases. Radius' lead product, TYMLOS (abaloparatide) injection, was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture. Radius' Marketing Authorisation Application (MAA) for abaloparatide-SC for the treatment of postmenopausal women with osteoporosis is under regulatory review in Europe. The Radius clinical pipeline includes an investigational abaloparatide transdermal patch for potential use in osteoporosis and the investigational drug elacestrant (RAD1901) for potential use in hormone-driven and/or hormone-resistant breast cancer, and vasomotor symptoms in postmenopausal women. Radius' RAD140, a non-steroidal, selective androgen receptor modulator (SARM), is under investigation for potential use in hormone receptor positive breast cancer. For more information, please visit www.radiuspharm.com.

About TYMLOS (abaloparatide)

TYMLOS (abaloparatide) was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture defined as history of osteoporotic fracture, multiple risk factors for fracture, or patients who have failed or are intolerant to other available osteoporosis therapy. Radius' Marketing Authorisation Application (MAA) for abaloparatide-SC for the treatment of women with postmenopausal osteoporosis was validated and is currently undergoing regulatory review by the European Medicines Agency (EMA).

Radius also is developing abaloparatide-transdermal (abaloparatide-TD) based on 3M's patented Microstructured Transdermal System technology for potential use as a treatment for postmenopausal women with osteoporosis.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the potential for Radius and Teijin to further collaborate in new indications for abaloparatide-SC; progress toward expanding the value of the abaloparatide franchise globally; the size of the Japanese market for bone anabolics; and the potential clinical uses for abaloparatide-TD, elacestrant (RAD1901) and RAD140.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we have only recently started to commercialize TYMLOS in the U.S. and may need to raise additional funding, which may not be available; risks related to raising additional capital; our limited operating history; quarterly fluctuation in our financial results; our dependence on the success of TYMLOS, and our inability to ensure that TYMLOS will obtain regulatory approval outside the U.S., including in Japan, or be successfully commercialized in any market in which it is approved, including as a result of risk related to coverage, pricing and reimbursement; risks related to competitive products, any collaboration agreements failing to be successful; risks related to clinical trials, including our reliance on third parties to conduct key portions of our clinical trials and uncertainty that results will support our product candidate claims; the risk that adverse side effects will be identified during the development of our product candidates, including during the development of abaloparatide-SC by Teijin in Japan, or during commercialization, if approved; risk related to manufacturing, supply and distribution; and the risk of litigation or other challenges regarding our intellectual property rights. These and other important risks and uncertainties discussed in our filings with the Securities and Exchange Commission, or SEC, including under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent filings with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.  Any such forward-looking statements represent management’s estimates as of the date of this press release.  While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.  These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations Contact:

Barbara Ryan

Email: bryan@radiuspharm.com

Phone: 203-274-2825